Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2022, relating to the financial statements of Pliant Therapeutics, Inc. and the effectiveness of Pliant Therapeutics, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pliant Therapeutics, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

January 24, 2023